1995 LONG-TERM EQUITY PLAN OF USG CORPORATION

                    NONQUALIFIED STOCK OPTION



1.  Date of Grant.  This option is granted effective January 2,
1996 (the "Date of Grant").

2. Grant of Option. USG CORPORATION (the "Corporation"), for good and valuable consideration, the receipt of which is hereby
acknowledged, hereby irrevocablygrants      to
the "Holder") a nonqualified option to purchase a total of shares of common stock, $0.10 par value, of the Corporation at the price of $ 29.40 per share, upon the terms and conditions hereinafter stated, pursuant to the 1995 Long-Term Equity Plan of the Corporation (the "Plan"), all determinations by the Committee appointed under the Plan (the "Committee") necessary or appropriate to the grant of this option, including the Committee's Operating Guidelines ("Guidelines") under the Plan pertaining to this option, having been duly made.

3. Specific Conditions of Grant. The option granted in paragraph 2 above is subject to the following conditions.

         3.1. Exercisability. Subject to the provisions of paragraphs 3.3 and 3.4, the option shall be exercisable, in whole or in part, at the rate of 100% of the total grant on a cumulative basis on or after the second anniversary of the Date of Grant. In no event shall any part of the option be exercisable after the tenth anniversary of the Date of Grant.

         3.2. Nontransferability. The option granted in paragraph 2 above shall be exercisable during the lifetime of the Holder only by the Holder and shall not be transferable other than by will or the laws of descent and distribution upon the death of the Holder. In the event of such death, the option shall be exercisable only in accordance with other provisions contained in this document and only (a) by the executor or administrator of the estate of the Holder or the person or persons to whom the option shall pass by will or the laws of descent and distribution, and (b) to the extent to which the Holder was entitled at the time of death.

         3.3. Termination by Disability, Death or Retirement After Age 62. In the event employment of the Holder by the Corporation or any Subsidiary terminates by reason of disability, death or retirement after attaining age 62, the entire option shall become and be exercisable thereafter for a period of five (5) years from the date of such disability, death or retirement or until expiration of the term of the option specified in paragraph 3.1 above, whichever period is shorter; provided, however, that in the event of such a termination by reason of disability or retirement and the Holder dies within such five (5)-year period, the option shall be exercisable for a period of six (6) months from the date of such death or until the end of such five (5)-year period, whichever period expires later, but in no event beyond expiration of the term of the option specified in paragraph 3.1 above. For purposes of this document, "disability" shall mean an inability due to physical or mental impairment to perform the duties of the Holder's position for the immediately preceding six (6) months and an inability for the same reasons to be gainfully employed for the rest of the Holder's life, both of which findings shall be certified by a physician or physicians satisfactory to the Corporation or the appropriate Subsidiary.

         3.4. Termination by Reason of Early Retirement or Discharge Without Cause. In the event employment of the Holder by the Corporation or any Subsidiary terminates by reason of retirement before age 62 or discharge by the Corporation or a Subsidiary without cause (a "Termination Event"), the option shall be exercisable thereafter as follows:

         - 0% of the total grant on a cumulative basis if Termination Event occurs before the first anniversary of the Date of Grant;

         - 50% of the total grant on a cumulative basis if Termination Event occurs after first but before second anniversary of the Date of Grant; and

         - 100% of the total grant on a cumulative basis if Termination Event occurs after second anniversary of the Date of Grant;

         in any such case for a period of five (5) years from the date of such Termination Event or until the expiration of the term of the option specified in paragraph 3.1 above, whichever period is shorter; provided, however, that in the event the Holder dies within such five (5)-year period, the option shall be exercisable following such death to the extent such option was exercisable at the time of death and for a period of six (6) months from the date of such death or until the end of such five (5)-year period, whichever period expires later, but in no event beyond expiration of the term of the
         option specified in paragraph 3.1 above.    For purposes of
         this document, the term "cause" shall mean a Holder's conviction of a felony or a determination by the Committee that a Holder has engaged in acts which have been materially harmful to the Corporation or its Subsidiaries, including the following: (i) an act of fraud, embezzlement or theft in connection with the Holder's employment; (ii) wrongful damage to property of the Corporation or its Subsidiaries; (iii) wrongful disclosure of secret processes or confidential information of the Corporation or its Subsidiaries; or (iv) wrongful competition with the Corporation or its Subsidiaries.

         3.5. Termination for Other Reasons. In the event employment of the Holder by the Corporation or any Subsidiary terminates for any reason other than disability, death, retirement, or discharge without cause, the option thereupon shall terminate, except that such option shall thereafter be exercisable, to the extent otherwise then exercisable, for the lesser of three (3) months or the balance of the term of the option specified in paragraph 3.1 above if such termination is by voluntary resignation by the Holder; provided, however, that in the event the Holder dies within such three (3)-month period, the option shall be exercisable following such death to the extent such option was exercisable at the time of death and for a period of six (6) months from the date of such death, but in no event beyond expiration of the term of the option specified in paragraph
         3.1 above.

4. Procedure for Exercise. The option granted in paragraph 2 above shall be exercisable only in accordance with the following procedure.

         4.1. Notice. The Holder shall deliver or cause to be delivered to the Corporate Secretary of the Corporation at 125 South Franklin Street, Chicago, Illinois 60606, a written notice of exercise on a form provided by or acceptable to the Corporate Secretary. Such written notice shall state the number of shares as to which the option is being exercised. The notice shall include the name(s) and address(es) the Holder wishes to use for the registration of certificates, together with the social security number of one of the persons in whose name the stock is to be registered. The date of receipt of the notice by the Corporate Secretary (together with payment and any requested representation as provided in paragraphs 4.2 and 4.3 below) shall conclusively be deemed the date of exercise.

         4.2. Payment. The Holder shall make payment for the shares as to which the option is being exercised by submitting to the Corporation, together with the notice specified in paragraph 4.1 above, either a check payable to the Corporation or certificates for unrestricted shares of common stock of the Corporation then owned by the Holder (which certificates shall be properly endorsed or otherwise properly transferred to the Corporation), or by any combination of such a check and such certificates. The value of any such certificate for purposes of calculating payment of the aggregate option price for the shares as to which the option is being exercised shall be based on the closing sales price of such common stock on the New York Stock Exchange composite tape on the date of exercise, with the number of shares required for such payment to be rounded up to the next whole share. Such payment shall be accompanied by a payment equal to (a) at least the minimum then current Federal income tax withholding rate for the income realized by the Holder as of the date of exercise (which rate is twenty-eight percent (28%) on the Date of Grant), provided that the Holder may elect greater withholding up to the then maximum Federal income tax withholding rate, plus (b) an appropriate percent for state income tax withholding of such income, plus (c) any amount required to be withheld under the Federal Insurance Contributions Act (FICA); provided, however, that, in the discretion of the Corporation, the Holder may elect, by written notice to the Corporation delivered at the time of exercise, to have the total of such withholdings satisfied by a reduction in the number of shares otherwise deliverable on such exercise, such reduction to be calculated based on the closing price on the New York Stock Exchange composite tape on the date of such notice and additionally to entail issuance of no fractional shares by the Corporation (fractional balances to be eliminated by an increase in such reduction to the next full share). The income realized by the Holder as of the date of exercise shall equal the difference between the aggregate option price for the shares as to which the option is being exercised and the aggregate market value for such shares (based on (i) the sales price for such shares, in the case of a "cashless exercise" as permitted by the terms of the last sentence of this paragraph 4.2, or (ii) the closing price for such shares on the New York Stock Exchange composite tape on such date, in the case of all other exercises). The Corporation shall retain the right to change the above withholding rates to the extent required by law. Notwithstnding the foregoing, at the discretion of the Corporation, payment requirements may be satisfied by a cashless exercise as permitted by the Federal Reserve Board's Regulation T through a broker subject thereto and who is a member of the National Association of Securities Dealers, Inc., subject to applicable securities laws and state or provincial corporation law requirements.

         4.3. Representation. The Holder shall deliver to the Corporation if requested by the Corporation a representation to the effect that the Holder is not acquiring the shares as to which the option is being exercised with a view to distribution thereof.

         4.4. Conditions to Delivery of Shares. The Corporation in no event shall be obligated to deliver certificates for shares to the Holder until the notice and payment provisions of paragraphs 4.1 and 4.2 above have been met and until any requested representation pursuant to paragraph 4.3 above has been delivered. Notices, instruments of payment, and other documents required by any part of this paragraph 4 shall be satisfactory in form and substance to the Corporate Secretary of the Corporation. The Corporation under no circumstances shall be obligated to issue fractional shares.

5. Change in Control. In the event of a Change in Control, as defined in Section 10(b) of the Plan, after the Date of Grant, the option granted in paragraph 2 above shall (a) to the extent not previously exercisable, become fully exercisable, and (b) be valued, with such value to be converted to cash on the basis of the Change in Control Price, as defined in Section 10(c) of the Plan, minus the aggregate option price, and such cash, less applicable tax withholdings, shall be paid to the Holder.

6. Changes in Capitalization or Organization. Nothing contained in this document shall alter or diminish in any way the right and authority of the Corporation to effect changes in its capital or organizational structure; provided, however, that the following procedures shall be recognized:

         6.1. Stock Split, Stock Dividend, or Extraordinary Distribution. In the event the number of outstanding shares of common stock of the Corporation is increased prior to the termination of the option granted in paragraph 2 above by a stock split, by declaration by the Board of Directors of the Corporation of a dividend payable only in shares of such stock, or by any other extraordinary distribution of shares, the number and the option price per share shall be proportionately adjusted without any change in the aggregate option purchase price.

         6.2. Organizational Changes. In the event a merger, consolidation, reorganization, or other change in corporate structure materially changes the terms or value of the common stock of the Corporation, the number of shares subject to the option granted in paragraph 2 above and the option price thereof shall be adjusted in such manner as the Committee in its sole discretion shall determine to be equitable and consistent with the purposes of the Plan. Such determination shall be conclusive for all purposes with respect to the option granted in paragraph 2 above.

7. Registration, Qualification, and Listing. In the event the Board of Directors of the Corporation at any time determines in its sole discretion that the shares covered by the option granted in paragraph 2 above are required to be registered or qualified pursuant to Federal law or any state law applicable to such option or should be listed on an exchange, the option shall not be exercisable in whole or in part unless and until such registration, qualification, or listing has been effected to the satisfaction of said Board of Directors.

8. Rights of the Holder. Nothing contained in this document shall confer on the Holder any right to continue in the employment of the Corporation or any Subsidiary nor affect in any way the right of the Corporation or any Subsidiary to terminate such employment at any time. Nothing contained in this document shall affect in any way the right of the Holder to participate in any retirement, insurance, investment or other employee benefit plan of the Corporation or any Subsidiary. The Holder shall have no rights of a stockholder with respect to any of the shares covered by the option granted in paragraph 2 above until the option has been exercised in whole or in part and the shares in question have been issued.

9. Plan and Guidelines to Govern. The option granted in paragraph 2 above and all other provisions contained in this document shall be subject to and interpreted in a manner consistent with the terms and conditions of the Plan and the Guidelines.


         USG CORPORATION




         By
         President and
         Chief Executive Officer


I hereby accept the option granted in the foregoing document on the terms and conditions stated therein.





                                      The Holder